Exhibit 4.7

ELITE SHINE GROUP LIMITED

SMOOTH KING INVESTMENTS LIMITED

BRIGHTEST POWER HOLDINGS LIMITED

TALENT DAY INVESTMENTS LIMITED

LUCK GREAT INVESTMENTS LIMITED

DEUTSCHE BANK AG ACTING THROUGH ITS LONDON BRANCH

PRAXCAPITAL FUND II, L.P.

EXUBERANCE INVESTMENT LIMITED

GERSEC TRUST REG.

CHINA ENVIRONMENT FUND 2004, LP

CHINA SUNERGY CO., LTD. (BVI)

and

CHINA SUNERGY CO., LTD. (CAYMAN)

Sale and Purchase Agreement

in relation to the entire issued share capital of

CHINA SUNERGY CO., LTD. (BVI)

Dated as of August 29, 2006

INDEX

1.	INTERPRETATION	2

2.	SALE AND PURCHASE OF THE SALE SHARES	3

3.	CONSIDERATION	4

4.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE VENDORS, BVI COMPANY AND PURCHASER	4

5.	COMPLETION	5

6.	POST COMPLETION EFFECT	6

7.	FURTHER ASSURANCE AND ASSISTANCE	6

8.	DOCUMENTS CONSTITUTING AGREEMENT	6

9.	CONFIDENTIALITY	7

10.	NOTICES AND OTHER COMMUNICATIONS	7

11.	COSTS AND EXPENSES	8

12.	COUNTERPARTS	8

13.	GOVERNING LAW AND DISPUTE RESOLUTION	8

14.	AMENDMENTS	9

15.	SUCCESSORS AND ASSIGNS	9

SCHEDULE 1 - PARTICULARS OF THE BVI COMPANY		13

SCHEDULE 2 - WARRANTIES		16

SCHEDULE 3 - FORM OF THE RESOLUTIONS IN WRITING OF MEMBER OF CHINA SUNERGY CO., LTD. (CAYMAN).		20

SCHEDULE 4 - FORM OF BOARD RESOLUTIONS OF CHINA SUNERGY CO., LTD. (CAYMAN).		22

SCHEDULE 5 - FORM OF AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF CHINA SUNERGY CO., LTD. (CAYMAN).		26

SCHEDULE 6 - FORM OF BOARD RESOLUTIONS OF CHINA SUNERGY CO., LTD. (BVI)		27

THIS AGREEMENT is made this 29th day of August 2006

AMONG

(1)	ELITE SHINE GROUP LIMITED of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Elite Shine”);

(2)	SMOOTH KING INVESTMENTS LIMITED of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Smooth King”);

(3)	BRIGHTEST POWER HOLDINGS LIMITED of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Brightest Power”);

(4)	TALENT DAY INVESTMENTS LIMITED of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Talent Day”);

(5)	LUCK GREAT INVESTMENTS LIMITED of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Luck Great”);

(6)	PRAXCAPITAL FUND II, L.P. of M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (“PraxCapital”);

(7)	EXUBERANCE INVESTMENT LIMITED of c/o: China Renaissance Capital Investment, Suite 305 – 307 St. George’s Building, 2 Ice House Street, Hong Kong (“Exuberance”);

(8)	GERSEC TRUST REG. of Meierhostrasse 5, Vaduz FI-9490, Liechtenstein (“Gersec”);

(9)	CHINA ENVIRONMENT FUND 2004, LP of c/o: Tsinghua Venture Capital Management Co., Ltd., A2302, SP Tower, Tsinghua Science Park, Beijing, P. R. China (“China Environment Fund”);

(10)	DEUTSCHE BANK AG ACTING THROUGH ITS LONDON BRANCH, a branch of Deutsche Bank AG registered under the laws of the United Kingdom with its legal address at Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom (“Deutsche Bank”);

(together known as the “Vendors” or individually the “Vendor”)

(11)	BVI COMPANY (as defined below);

and

(11)	CHINA SUNERGY CO., LTD. (CAYMAN), a company incorporated in the Cayman Islands whose registered office is situated at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, Cayman Islands (the “Purchaser”).

PRELIMINARY

(A)	WHEREAS, the Vendors together are the registered owners of the entire issued share capital of the BVI Company (as hereafter defined).

(B)	WHEREAS, in preparation for a proposed initial public offering and concurrent listing on The Nasdaq Stock Market, Inc. or other internationally recognized stock exchange, the BVI Company (as hereafter defined) intends to reorganize such that the BVI Company becomes a wholly owned subsidiary of the Purchaser by virtue of the existing shareholders of the BVI Company selling all of their shares of the BVI Company to the Purchaser in exchange for the same proportional equity interests in the Purchaser as their proportional shareholdings in the BVI Company (the “Share Swap”).

(C)	WHEREAS, subsequent to the Share Swap, the ordinary shares of the Purchaser will be listed on The Nasdaq Stock Market, Inc. or other internationally recognized stock exchange.

(D)	WHEREAS, the Vendors, who constitute all of the existing shareholders of the BVI Company, and the Purchaser have agreed to a sale and purchase of the Sale Shares (as hereafter defined) on the following terms and conditions.

IT IS AGREED AS FOLLOWS :

1.	INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following expressions shall have the respective meanings set opposite thereto:

“Approval” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice required to be secured from any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government (including the government of the PRC and any other relevant jurisdiction).

“BVI Company” means China Sunergy Co., Ltd. (BVI), brief particulars of which are set out in Schedule 1, Part A;

“Completion” means the completion of the sale and purchase of the Sale Shares in accordance with the provisions of this Agreement;

“Completion Date” means the date on which Completion takes place;

“Consideration Shares” means an aggregate of (i) 1,045,435 fully paid up, validly issued and nonassessable ordinary shares of US$0.01 each in the capital of the Purchaser, of which 391,841 ordinary shares, 212,957 ordinary shares, 203,039 ordinary shares, 86,399 ordinary shares, 97,199 ordinary shares and 54,000 ordinary shares are to be issued and allotted to Elite Shine, Smooth King, Brightest Power, Talent Day, Luck Great and Deutsche Bank, respectively, (ii) 128,473 fully paid up, validly issued and nonassessable Series A Preferred Shares of US$0.01 each in the capital of the Purchaser to be issued and allotted to PraxCapital; and (iii) 239,051 fully paid up, validly issued and nonassessable Series B Preferred Shares of US$0.01 each in the capital of the Purchaser, of which 192,095 Series B Preferred Shares, 21,344 Series B Preferred Shares and 25,612 Series B Preferred Shares are to be issued and allotted to Exuberance, Gersec and China Environment Fund, respectively.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“PRC” means the People’s Republic of China;

“Sale Shares” means an aggregate of (i) 1,045,440 fully paid up, validly issued and nonassessable ordinary shares of US$0.01 each in the capital of the BVI Company, of which 391,842 ordinary shares, 212,958 ordinary shares, 203,040 ordinary shares, 86,400 ordinary shares, 97,200 ordinary shares and 54,000 ordinary shares are to be sold by Elite Shine, Smooth King, Brightest Power, Talent Day, Luck Great and Deutsche Bank respectively, (ii) 128,473 fully paid up, validly issued and nonassessable Series A Preferred Shares of US$0.01 each in the capital of the BVI Company to be sold by PraxCapital; and (iii) 239,051 fully paid up, validly issued and nonassessable Series B Preferred Shares of US$0.01 each in the capital of the BVI Company, of which 192,095 Series B Preferred Shares, 21,344 Series B Preferred Shares and 25,612 Series B Preferred Shares are to be sold by Exuberance, Gersec and China Environment Fund, respectively.

“Securities and Exchange Commission” means the United States Securities and Exchange Commission;

“US$” means United States dollars; and

1.2	Any reference to a Clause, sub-clause or Schedule (other than to a Schedule to a statutory provision) is a reference to a Clause or a sub-clause or Schedule to this Agreement and the Schedules form part of and are deemed to be incorporated into this Agreement.

1.3	Words denoting the singular number or the masculine shall include the plural or the feminine or neuter and vice versa.

1.4	Any reference to an ordinance, statute, legislation or enactment shall be construed as a reference to such ordinance, statute, legislation or enactment as may be amended or re-enacted from time to time and for the time being in force.

1.5	The headings to the Clauses of this Agreement are for ease of reference only and shall be ignored in interpreting this Agreement.

2.	SALE AND PURCHASE OF THE SALE SHARES

Subject to the terms and conditions set forth in this Agreement, each Vendor agrees to sell, assign, transfer and deliver to the Purchaser on the Completion Date, severally, but not jointly, and also consents to other Vendors’ selling, assigning, transferring and delivering to the Purchaser (including waiving any right of first refusal or other restriction thereon), and the Purchaser agrees to purchase from each Vendor on the Completion Date, the number of shares set forth opposite the name of such Vendor under “Owners of the Sale Shares” on Schedule 1, Part A hereto.

3.	CONSIDERATION

3.1	The total consideration for the sale by the Vendors of the Sale Shares shall be the allotment and issue by the Purchaser pursuant to the terms of Clause 3.2 to each of the Vendors of such number of Consideration Shares as is set forth next to the name of the respective Vendor in Columns 2, 3 and 4 of Schedule 1, Part B.

3.2	The Consideration Shares shall be allotted and issued as fully paid, validly issued and nonassessable and shall have such rights, preferences and privileges as set forth in the Purchaser’s Amended and Restated Memorandum and Articles of Association in the form attached hereto as Schedule 5.

4.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE VENDORS, BVI COMPANY AND PURCHASER

4.1	Each of the Vendors hereby severally represents, warrants and undertakes to the Purchaser that each of the matters set out in Schedule 2, Part A (each of the warranties being hereinafter referred to as a “Vendor Warranty” and together as the “Vendor Warranties”) is true and correct in all respects as of the date of this Agreement and as of the Completion Date and acknowledges that the Purchaser is entering into this Agreement in reliance upon the Vendor Warranties and that the Purchaser shall be entitled to treat the Vendor Warranties as conditions of this Agreement.

4.2	Each of the BVI Company and Purchaser (collectively, the “Company Group”) hereby jointly and severally represent, warrant and undertake to each of the Vendors that each of the matters set out in Schedule 2, Part B (each of the warranties being hereinafter referred to as a “Company Warranty” and together as the “Company Warranties” and collectively with the Vendor Warranties, the “Warranties”) is true and correct in all respects as of the date of this Agreement and as of the Completion Date and acknowledge that each of the Vendors is entering into this Agreement in reliance upon the Company Warranties and that each of the Vendors shall be entitled to treat the Company Warranties as conditions of this Agreement.

4.3	Each of the Warranties set out in each sub-paragraph of Schedule 2 hereto shall be separate and independent and save as expressly provided shall not be limited by reference to any other sub-paragraph or anything in this Agreement or the Schedules hereto.

4.4	The Purchaser’s rights in respect of each of the Vendor Warranties shall survive Completion and continue in full force and effect notwithstanding Completion.

4.5	The rights of each of the Vendors in respect of each of the Company Warranties shall survive Completion and continue in full force and effect notwithstanding Completion.

5.	COMPLETION

5.1

Completion shall take place at the offices of Latham & Watkins, LLP at 41st Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong or such other place as the parties may agree forthwith upon the execution of this Agreement, when all the following business will be simultaneously transacted:

5.1.1	each of the Vendors shall:

(a)	procure its execution of this Agreement and the Agreement for the Transfer and Assumption of Obligations under the Subscription Agreement, the Shareholders’ Agreement and the Registration Rights Agreement of equal date hereof (the “Assumption Agreement”).

5.1.2	the Purchaser shall:

(a)	procure the passing of the resolutions of members in the form set out in Schedule 3 and board resolutions in Schedule 4 to authorize the allotment and issue of the Consideration Shares to the Vendors pursuant to the terms of Clause 3.1;

(b)	enter and register the Vendors as shareholders, in such share amounts and to such persons/entities as set forth on Schedule 1, Part B hereto, of the Consideration Shares on the Purchaser’s register of members and provide each Vendor with a copy of the Purchaser’s share register certified by a director of the Purchaser as true, accurate and complete as of the date of the Completion;

(c)	procure the execution of the Assumption Agreement; and

(d)	procure the adoption of an Amended and Restated Memorandum and Articles of Association in the form attached hereto as Schedule 5 (which shall be duly filed with and registered by the Registrar of Companies of the Cayman Islands within five (5) days after the Completion).

5.1.3	The BVI Company’s board resolutions in the form as set out in Schedule 6 to authorize the transfer of the Sale Shares to the Purchaser shall be passed;

5.1.4	The BVI Company shall arrange to enter and register the Purchaser as holder of the Sale Shares and enter and register such share transfers on the BVI Company’s register of members;

5.2	The transactions described in Clause 5.1 shall take place at the same time, so that in the event of a default of the performance of any such transactions by either party, the other party shall not be obliged to complete this Agreement or perform any obligations hereunder (without prejudice to any further legal remedies).

5.3	As soon as reasonably practicable following the Completion and in any event not later than fifteen (15) days after the Completion, each of the Vendors shall deliver, to the Purchaser, original share certificates in respect of the Sale Shares owned by them respectively, together with instruments of transfer in favour of the Purchaser in respect of the Sale Shares duly executed by the registered holders thereof (if necessary), and the Purchaser shall deliver, to the Vendors, original share certificates for the Consideration Shares issued by the Purchaser in such share amounts and to such persons/entities as set forth on Schedule 1, Part B hereto.

5.4	Each member of the Company Group shall use its best efforts to comply at all times with PRC law and, further, shall use its best efforts to timely obtain and/or effect all Approvals required thereof by PRC law at any time and from time to time (including registration with State Administration of Foreign Exchange, if applicable). In addition, each member of the Company Group shall use its best efforts to procure each of the owners or beneficial owners of any equity interest in the Purchaser, whether direct or indirect, to timely obtain all Approvals required by PRC law in relation to such interest in the Purchaser.

6.	POST COMPLETION EFFECT

This Agreement shall remain in full force and effect after and notwithstanding Completion in respect of all obligations, agreements, covenants, undertakings, conditions, representations or warranties which have not been done, observed or performed at or prior to Completion and the parties may take action for any breach or non-fulfilment of any of such obligations, agreement, covenants, undertakings, conditions, representations or warranties either before or after Completion (whether or not such breach or non-fulfilment may have been known to or discoverable by the Purchaser prior to Completion) it being agreed that Completion shall not be deemed to constitute a waiver of or operate as an estoppel against any right to take any such action.

7.	FURTHER ASSURANCE AND ASSISTANCE

7.1	The Vendors shall do, execute and perform and shall procure to be done, executed and performed all such further acts, deeds, documents and things as the Purchaser may require from time to time effectively to vest the beneficial ownership of the Sale Shares in the Purchaser free from all liens, charges, options, encumbrances or adverse rights or interest of any kind and otherwise to give to the Purchaser the full benefit of this Agreement.

7.2	The Purchaser shall do, execute and perform and to procure to be done, executed and performed all such further acts, deeds, documents and things as the Vendors may require from time to time effectively to vest the beneficial ownership of the Consideration Shares in the Vendors as set forth on Schedule 1, Part B, free from all liens, charges, options, encumbrances or adverse rights or interest of any kind and otherwise to give to the Vendors the full benefit of this Agreement.

8.	DOCUMENTS CONSTITUTING AGREEMENT

This Agreement, the Assumption Agreement and any agreement, document or instrument attached hereto or referred to herein among the parties hereto together constitute the entire agreement and understanding between the parties in connection with the subject matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and neither party has relied on any such proposals, representations, warranties, agreements or undertakings. In the event of a conflict between the terms and conditions of this Agreement and any previous proposals, representations, warranties, agreements or undertakings, the terms and conditions of this Agreement shall prevail.

9.	CONFIDENTIALITY

9.1	Disclosure of Terms. The terms and conditions of this Agreement, the Assumption Agreement, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby (collectively, the “Share Swap Terms”) shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below.

9.2	Permitted Disclosures. Notwithstanding the foregoing, (i) any party hereto may disclose any of the Share Swap Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only on an as-needed basis and where such persons are under appropriate nondisclosure obligations; and (ii) each of PraxCapital, Exuberance, Gersec, China Environment Fund and Deutsche Bank may disclose any of the Share Swap Terms to its fund manager and the employees thereof on an as-needed basis and so long as such persons are under appropriate nondisclosure obligations.

9.3	Other Exceptions. Notwithstanding any other provision of this Section 9, the confidentiality obligations of the parties shall not apply to: (a) disclosure as may be required by the Securities and Exchange Commission or any other regulator that has jurisdiction over the applicable party hereto or applicable securities law or regulations of the United States of America or requirement of any stock exchange or automated trading system; (b) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (c) information which is in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (d) information which enters the public domain without breach of confidentiality by the restricted party.

9.4	Other Information. The provisions of this Section 9 shall survive the termination of this Agreement and shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby.

10.	NOTICES AND OTHER COMMUNICATIONS

Any and all notices required or permitted under this Agreement shall be given in writing in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation, or (c) if by international courier service, on the fourth (4th) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service.

11.	COSTS AND EXPENSES

The parties hereto bear their respective legal and professional fees, costs and expenses incurred in the negotiation, preparation and execution of this Agreement and all documents contemplated hereby.

12.	COUNTERPARTS

This Agreement may be executed in counterparts and all counterparts together shall constitute one document.

13.	GOVERNING LAW AND DISPUTE RESOLUTION

13.1	Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to principles of conflicts of law thereunder.

13.2	Dispute Resolution.

13.2.1	Any dispute, controversy or claim arising out of or relating to this Agreement, or the performance, interpretation, breach, termination or validity hereof (a “Dispute”), shall be resolved through friendly consultation. Such consultation shall begin immediately after one party hereto has delivered to the other parties hereto a written request for such consultation stating specifically the nature of the Dispute. If within 30 days following the date on which such notice is received the Dispute has not been resolved, the Dispute may be submitted to arbitration upon the request of any party hereto with notice to the other parties hereto.

13.2.2	The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”).

13.2.3	There shall be three arbitrators. All the Vendors shall jointly appoint one arbitrator and the Company Group shall jointly appoint one arbitrator. The third arbitrator shall act as the presiding arbitrator and shall be appointed by agreement of the party-appointed arbitrators. If no agreement on such appointment can be reached within 30 days after the appointment of the first arbitrator to be appointed, the Secretary General of the Centre shall make the appointment.

13.2.4	The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 13.2, upon agreement by the Centre as provided in the rules of the Centre, the provisions of this Section 13.2 shall prevail.

13.2.5	Each party hereto shall cooperate with the other parties hereto in making full disclosure of and providing complete access to all information and documents requested by the other parties in connection with such proceedings, subject only to relevance, privilege and any confidentiality obligations binding on such party.

13.2.6	The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the winning party may, at the cost and expenses of the losing party, apply to any court of competent jurisdiction for enforcement of such award.

13.2.7	Each party hereto irrevocably consents to the service of process, notices or other paper in connection with or in any way arising from the arbitration or the enforcement of any arbitral award, by use of any of the methods and to the addresses for the giving of notices set forth in Section 10. Nothing contained herein shall affect the right of any party hereto to serve such processes, notices or other papers in any other manner permitted by applicable law.

13.2.8	Without prejudice to the provisions contained in this Section 13.2, in order to preserve its rights and remedies, any party hereto shall be entitled to seek preservation of property or evidence or any other emergency relief in accordance with law from any court of competent jurisdiction, the Centre or the arbitration tribunal pending the final decision or award of the arbitration tribunal.

13.2.9	During the period when a Dispute is being resolved, except for the matter being disputed, the parties hereto shall in all other respects continue their implementation of this Agreement.

14.	AMENDMENTS

This Agreement may not be amended, modified or supplemented, except in a writing signed by each of the parties hereto.

15.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS whereof the parties hereto have executed this Agreement the day and year first above written.

SIGNED by	)
	)	/s/ Lu Tingxiu
ELITE SHINE GROUP LIMITED	)	By:
in the presence of:	)	Title:

SIGNED by	)
	)	/s/ Huang Yingchun
SMOOTH KING	)	By:
INVESTMENTS LIMITED	)
in the presence of:	)	Title:

SIGNED by	)
	)	/s/ Zhao Jianhua
BRIGHTEST POWER	)	By:
HOLDINGS LIMITED	)
in the presence of:	)	Title:

SIGNED by	)
	)	/s/ Xu Chengrong
TALENT DAY INVESTMENTS	)	By:
LIMITED	)
in the presence of:	)	Title:

SIGNED by	)
	)	/s/ Fengming Zhang
LUCK GREAT INVESTMENTS	)	By:
LIMITED	)
in the presence of:	)	Title:

SIGNED by	)
	)	/s/ Greg M. Cafferty
DEUTSCHE BANK AG ACTING	)	By:	Greg M. Cafferty
THROUGH ITS LONDON BRANCH	)	Title:	Managing Director
in the presence of:	)

SIGNED by	)
	)	/s/ Jeff Yao
PRAXCAPITAL FUND II, L.P.	)	By:	JEFF YAO, JIE - PING
in the presence of:	)	Title:	PARTNER

SIGNED by	)
	)	/s/ Huang Shih
EXUBERANCE INVESTMENT	)	By:	Huang Shih
LIMITED	)
in the presence of:	)	Title:	Director
MEGGIE YEUNG

SIGNED by	)
	)	/s/ Germano Valle
GERSEC TRUST REG.	)	By:	GERMANO VALLE
in the presence of:	)	Title:	TRUSTEE

SIGNED by	)
	)	/s/ Hua Cao
CHINA ENVIRONMENT	)	By:	Partner
FUND 2004, LP	)
in the presence of:	)	Title:

SIGNED by	)
	)	/s/ Lu Tingxiu
CHINA SUNERGY CO., LTD. (BVI))		By:
in the presence of:	)	Title:

SIGNED by	)
	)	/s/ Zhao Jianhua
CHINA SUNERGY CO., LTD.	)	By:
(CAYMAN))
in the presence of:	)	Title:

SCHEDULE 1

PART A

PARTICULARS OF THE BVI COMPANY

Name	:	China Sunergy Co., Ltd.

Company number	:	1007838

Place of incorporation	:	British Virgin Islands

Date of incorporation	:	January 27, 2006

Registered office	:	P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands

Authorised share capital	:	4,632,476 ordinary shares, par value US$0.01 per share, 128,473 Series A Preferred Shares, par value US$0.01 per share, and 239,051 Series B Preferred Shares, par value US$0.01 per share

Issued shares	:	1,045,440 ordinary shares of US$0.01 each, 128,473 Series A Preferred Shares of US$0.01 each and 239,051 Series B Preferred Shares of US$0.01 each

Owners of the Sale Shares	:
		Vendor	Type of Shares	No. of Shares
		Elite Shine Group Limited	ordinary	391,842
		Smooth King Investments Limited	ordinary	212,958
		Brightest Power Holdings Limited	ordinary	203,040
		Talent Day Investments Limited	ordinary	86,400
		Luck Great Investments Limited	ordinary	97,200
		Deutsche Bank AG acting through its London Branch	ordinary	54,000
		PraxCapital Fund II, L.P.	Series A Preferred	128,473
		Exuberance Investment Limited	Series B Preferred	192,095
		Gersec Trust Reg.	Series B Preferred	21,344
		China Environment Fund 2004, LP	Series B Preferred	25,612

Directors	:	Tingxiu Lu, Jianhua Zhao, Fengming Zhang, Guangyou Yin, Shiliang Guo, Hongjian Guo, Mark Qiu, Fernando R. Vila

Principal activity	:	Investment holding

PART B

Record Owner	No. of Consideration Shares in Ordinary Shares to be issued and alloted by the Purchaser	No. of Consideration Shares in Series A Preferred Shares to be issued and alloted by the Purchaser	No. of Consideration Shares in Series B Preferred Shares to be issued and alloted by the Purchaser
1. Elite Shine Group Limited	391,841
2. Smooth King Investments Limited	212,957
3. Brightest Power Holdings Limited	203,039
4. Talent Day Investments Limited	86,399
5. Luck Great Investments Limited	97,199
6. Deutsche Bank AG acting through its London Branch	54,000
7. PraxCapital Fund II, L.P.		128,473
8. Exuberance Investment Limited			192,095
9. Gersec Trust Reg.			21,344
10. China Environment Fund 2004, LP			25,612

Ordinary Shares Total:	1,045,435

Series A Preferred Shares Total:		128,473
Series B Preferred Shares Total:			239,051

SCHEDULE 2

PART A

THE VENDOR WARRANTIES

1.	Each of the Vendors is solvent, has full power and authority, and has obtained all necessary consents and approvals, to enter into and deliver this Agreement, the Assumption Agreement and any other document or agreement contemplated by this Agreement, and to exercise its rights and perform its obligations hereunder and all corporate and other actions required to authorise its execution of this Agreement, the Assumption Agreement and any other document or agreement contemplated by this Agreement and its performance of its obligations hereunder have been duly taken.

2.	When executed and delivered by the Vendors, this Agreement will constitute a valid and legally binding obligation of each Vendor, enforceable in accordance with its terms.

3.	The execution, delivery and performance of this Agreement by the Vendors does not and shall not:

(a)	violate in any respect the laws and documents incorporating and constituting each of the Vendors;

(b)	result in the creation or imposition of any encumbrance on any of its assets pursuant to the provisions of any agreement or other undertaking to which any Vendor is a party or which is binding upon it or any of its assets; or

(c)	violate any agreement or other undertaking to which each of the Vendors is a party or which is binding upon it or any of its assets.

4.	Excluding any restrictions described in the charter documents of the BVI Company, the Subscription Agreement, dated April 4, 2006 (the “Subscription Agreement”), by and among the BVI Company, Exuberance, Gersec, China Environment Fund and other parties thereto, any restrictions under the Series A Transacton Documents as defined int the Subscription Agreement, any restrictions under the Shareholders’ Agreement, dated May 4, 2006 (the “Shareholders’ Agreement”), by and among the BVI Company and other parties thereto, or any restrictions under the Registration Rights Agreement, dated May 4, 2006 (the “Registration Rights Agreement”), by and among the BVI Company, PraxCapital, Exuberance, Gersec and China Environment Fund, (i) there are no statutory or contractual restrictions on the Vendor’s ability to transfer its Sale Shares pursuant to this Agreement, (ii) there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of such Sale Shares and there is no agreement or commitment to give or create any of the foregoing; and (iii) each of the Vendors is a registered, and valid legal and beneficial owner of the Sale Shares.

PART B

THE COMPANY WARRANTIES

1.	Each member of the Company Group is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each member of the Company Group has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which it conducts business and the failure to so qualify would have a material adverse effect on its financial condition, business or properties.

2.	Each member of the Company Group is solvent, has full power and authority, and has obtained all necessary consents and approvals, to enter into and deliver this Agreement, the Assumption Agreement and any other document or agreement contemplated by this Agreement, and to exercise its rights and perform its obligations hereunder and all corporate and other actions required to authorise its execution of this Agreement, the Assumption Agreement and any other document or agreement contemplated by this Agreement and its performance of its obligations hereunder have been duly taken.

3.	When executed and delivered by each member of the Company Group, this Agreement, the Assumption Agreement and any other document or agreement contemplated by this Agreement will constitute a valid and legally binding obligation of each member of the Company Group, enforceable in accordance with its terms.

4.	The execution, delivery and performance of this Agreement, the Assumption Agreement and any other document or agreement contemplated by this Agreement by each member of the Company Group does not:

(a)	violate in any respect the laws and documents incorporating and constituting each member of the Company Group;

(b)	result in the creation or imposition of any encumbrance on any of its assets pursuant to the provisions of any agreement or other undertaking to which any member of the Company Group is a party or which is binding upon it or any of its assets; or

(c)	violate any agreement or other undertaking to which any of the Company Group is a party or which is binding upon it or any of its assets.

5.	The authorized capital of the Purchaser is and as of the Completion will be US$50,000. The authorized capital of the Purchaser consists, or will consist, immediately prior to the Completion of:

(a) Ordinary Shares. (i) 4,632,476 ordinary shares, par value US$0.01 per share (the “Ordinary Shares”), of which only five is issued and outstanding.

(b) Series A Preferred Shares. 128,473 Series A Preferred Shares, all of which have been designated Series A Preferred Shares, par value US$0.01 per share (the “Series A Preferred Shares”) and none of which are issued and outstanding.

(c) Series B Preferred Shares. 239,051 Series B Preferred Shares, all of which have been designated Series B Preferred Shares, par value US$0.01 per share (the “Series B Preferred Shares”) and none of which are issued and outstanding.

(d) As of the Completion, the issued and outstanding share capital of the Purchaser will be as set forth on Schedule 1, Part B of this Agreement, which lists the name of each holder and the number of shares to be held by such holder.

(e) Upon issuance at the Completion, the Consideration Shares will be duly and validly issued, fully paid, and non-assessable, and will be free of restrictions on transfer other than such restrictions on transfer as may be imposed by the Shareholders’ Agreement and Registration Rights Agreement (as amended by the Assumption Agreement). The Ordinary Shares issuable upon conversion of the Series A Preferred Shares and Series B Preferred Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Amended and Restated Memorandum and Articles of Association attached hereto as Schedule 5, will be duly and validly issued, fully paid, and non-assessable and will be free of restrictions on transfer other than such restrictions on transfer as may be imposed by the Shareholders’ Agreement and Registration Rights Agreement (as amended by the Assumption Agreement).

(f) As of the Completion, except as provided in this Agreement, the Assumption Agreement and any other document or agreement contemplated by this Agreement, including the rights and privileges of the Series A Preferred Shares and Series B Preferred Shares set forth in the Amended and Restated Memorandum and Articles of Association attached hereto as Schedule 5:

(i)	there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholders agreements or agreements of any kind for the purchase or acquisition from the Purchaser of any of its securities;

(ii)	the Purchaser is not subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any equity interest held by its shareholders or to purchase or otherwise acquire or retire any of its other outstanding securities;

(iii)	there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Consideration Shares and there is no agreement or commitment to give or create any of the foregoing.

6.	There are no statutory or contractual restrictions on the Purchaser’s ability to issue the Consideration Shares pursuant to this Agreement, the Assumption Agreement and any other document or agreement contemplated by this Agreement.

7.	No Approval or consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any other third party on the part of any member of the Company Group or CEEG (Nanjing) PV-Tech Co., Ltd. will be required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby which has not already been secured or effected or will be secured or effected prior to the Completion.

8.	No action, suit, proceeding, claim, arbitration or investigation has been threatened or instituted against any member of the Company Group seeking to enjoin, challenge the validity of, or assert any liability against any of them, on account of any transaction contemplated by this Agreement.

9.	The Purchaser is a special purpose vehicle and has no business activities other than (i) the acquisition and holding of the Sale Shares, and (ii) such matters as are necessary in the furtherance of an initial public offering of the Purchaser. Except for this Agreement, the Assumption Agreement, the Shareholders’ Agreement and Registration Rights Agreement (as amended by the Assumption Agreement) and the agreements with respect to the corporate administrative services to the Purchaser, the Purchaser has no outstanding liabilities and is not party to any other contract, agreement or undertaking.

10.	The Company Group has provided the Vendors with all information that the Company believes is materially necessary to enable the Vendors to decide whether to enter into the transactions contemplated hereunder. None of this Agreement or any other statements or certificates or other materials made or delivered, or to be made or delivered to any of the Vendors in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

SCHEDULE 3

FORM OF THE RESOLUTIONS IN WRITING OF MEMBERS OF

CHINA SUNERGY CO., LTD. (CAYMAN)

Unanimous Resolutions in Writing of Members of

China Sunergy Co., Ltd. (the “Company”)

The undersigned, being the beneficial owners of all the issued share capital of the Company, DO HEREBY ADOPT the following resolutions with immediate effect:

RESOLVED, AS A SPECIAL RESOLUTION, THAT:

1.	ADOPTION OF AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION.

The existing Memorandum and Articles of Association of the Company be and are hereby replaced in their entirety with an Amended and Restated Memorandum and Articles of Association, attached hereto as Exhibit A.

The Amended and Restated Memorandum and Articles of Association shall be duly filed with and registered by the Registrar of Companies of the Cayman Islands within five (5) days after the Completion (as defined in the Sale and Purchase Agreement).

RESOLVED, AS ORDINARY RESOLUTIONS, THAT:

2.	REDESIGNATION OF SHARE CAPITAL

The authorised capital of the Company be redesignated:

a.	from US$50,000 divided into 5,000,000 shares of a nominal or par value of US$0.01 each, to US$50,000 divided into 4,632,476 Ordinary Shares of a nominal or par value of US$0.01 each, 128,473 Series A Preferred Shares of a nominal or par value of US$0.01 each and 239,051 Series B Preferred Shares of a nominal or par value of US$0.01 each, and

b.	that each of the five issued shares of the Company be and is hereby redesignated as an Ordinary Share.

3.	SALE AND PURCHASE AGREEMENT

The sale and purchase agreement (the “Sale and Purchase Agreement”), attached hereto as Exhibit B, to be entered into between Elite Shine Group Limited, Smooth King Investments Limited, Brightest Power Holdings Limited, Talent Day Investments Limited, Luck Great Investments Limited, PraxCapital Fund II, L.P., Exuberance Investment Limited, Gersec Trust Reg., China Environment Fund 2004, LP, Deutsche Bank AG acting through its London Branch, as vendors (the “Vendors”), China Sunergy Co., Ltd. (BVI), and the Company as purchaser, relating to the purchase by the Company of the entire issued share capital in China Sunergy Co., Ltd. (BVI) (the “Sale Shares”), be and is hereby approved.

4.	CONSIDERATION

In consideration of the sale by the Vendors of the Sale Shares, the Directors are hereby authorised to allot and issue as fully paid, validly issued and nonassessable, an aggregate of (i) 1,045,435 ordinary shares of US$0.01 each, (ii) 128,473 Series A Preferred Shares of US$0.01 each and (iii) 239,051 Series B Preferred Shares of US$0.01 each in the capital of the Company (the “Consideration Shares”) to the Vendors in the proportions as set out in Schedule 1, Part B of the Sale and Purchase Agreement.

5.	GENERAL AUTHORIZATION

Each of the directors of the Company are hereby authorized and directed to take any and all other actions and to execute any other documents that they deem necessary or appropriate to carry out the intent of the foregoing resolutions, and all prior actions taken in connection therewith are hereby confirmed, ratified and approved.

Date: 29th day of August 2006

ELITE SHINE GROUP LIMITED

SMOOTH KING INVESTMENTS LIMITED

BRIGHTEST POWER HOLDINGS LIMITED

TALENT DAY INVESTMENTS LIMITED

LUCK GREAT INVESTMENTS LIMITED

SCHEDULE 4

FORM OF BOARD RESOLUTIONS OF CHINA SUNERGY CO., LTD. (CAYMAN)

UNANIMOUS WRITTEN BOARD RESOLUTIONS OF CHINA SUNERGY CO., LTD. (CAYMAN)

(THE “COMPANY”)

1	DISCLOSURE OF INTERESTS

It is noted that the directors declared their interests in the matters referred to herein that would require disclosure in accordance with the articles of association of the Company.

2.	SALE AND PURCHASE AGREEMENT

2.1	It was noted that it was proposed that the Company should acquire the entire issued share capital (the “Sale Shares”) in China Sunergy Co., Ltd. (BVI) subject to the terms and conditions of the Sale and Purchase Agreement entered into between Elite Shine Group Limited, Smooth King Investments Limited, Brightest Power Holdings Limited, Talent Day Investments Limited, Luck Great Investments Limited, PraxCapital Fund II, L.P., Exuberance Investment Limited, Gersec Trust Reg., China Environment Fund 2004, LP, Deutsche Bank AG acting through its London Branch as vendors (the “Vendors”), China Sunergy Co., Ltd. (BVI), and the Company as purchaser, relating to the purchase by the Company of the entire issued share capital in China Sunergy Co., Ltd. (BVI) (the “Sale Shares”) (the “Sale and Purchase Agreement”)

2.2	It was noted that as part of the Sale and Purchase Agreement, the following share transfers would be done:

(a)	a share transfer (“Transfer 1”) in respect of 391,842 ordinary shares of China Sunergy Co., Ltd. (BVI) from Elite Shine Group Limited as the transferor to the Company as the transferee;

(b)	a share transfer (“Transfer 2”) in respect of 212,958 ordinary shares of China Sunergy Co., Ltd. (BVI) from Smooth King Investments Limited as the transferor to the Company as the transferee;

(c)	a share transfer (“Transfer 3”) in respect of 203,040 ordinary shares of China Sunergy Co., Ltd. (BVI) from Brightest Power Holdings Limited as the transferor to the Company as the transferee;

(d)	a share transfer (“Transfer 4”) in respect of 86,400 ordinary shares of China Sunergy Co., Ltd. (BVI) from Talent Day Investments Limited as the transferor to the Company as the transferee;

(e)	a share transfer (“Transfer 5”) in respect of 97,200 ordinary shares of China Sunergy Co., Ltd. (BVI) from Luck Great Investments Limited as the transferor to the Company as the transferee;

(f)	a share transfer (“Transfer 6”) in respect of 54,000 ordinary shares of China Sunergy Co., Ltd. (BVI) from Deutsche Bank AG acting through its London Branch as the transferor to the Company as the transferee;

(g)	a share transfer (“Transfer 7”) in respect of 128,473 Series A Preferred Shares of China Sunergy Co., Ltd. (BVI) from PraxCapital Fund II, L.P. as the transferor to the Company as the transferee;

(h)	a share transfer (“Transfer 8”) in respect of 192,095 Series B Preferred Shares of China Sunergy Co., Ltd. (BVI) from Exuberance Investment Limited as the transferor to the Company as the transferee;

(i)	a share transfer (“Transfer 9”) in respect of 21,344 Series B Preferred Shares of China Sunergy Co., Ltd. (BVI) from Gersec Trust Reg. as the transferor to the Company as the transferee;

(j)	a share transfer (“Transfer 10”) in respect of 25,612 Series B Preferred Shares of China Sunergy Co., Ltd. (BVI) from China Environment Fund 2004, LP as the transferor to the Company as the transferee;

2.3	It was noted that, pursuant to the Sale and Purchase Agreement, the Vendors have each undertaken to the Company that they shall deliver to the Company as soon as reasonably practicable following the Completion (as defined therein) and in any event not later than fifteen days after the Completion, the share certificates in respect of all the shares owned by them, respectively, in the share capital of China Sunergy Co., Ltd. (BVI) and which are the subject of the Sale and Purchase Agreement.

2.4	It was noted that, pursuant to the Sale and Purchase Agreement, the Company has undertaken to each Vendor to deliver original share certificates for the Consideration Shares issued by the Company in such share amounts and to such persons/entities as set forth on Schedule 1, Part B of the Sale and Purchase Agreement, as soon as reasonably practicable following the Completion (as defined therein) and in any event not later than fifteen days after the Completion (as defined therein).

2.5	It was noted that resolutions in writing of the members of the Company (the “Written Resolutions”) had previously been passed approving, among other matters, the adoption of the Amended and Restated Memorandum and Articles of Association and the Sale and Purchase Agreement.

3.	AGREEMENT FOR THE TRANSFER AND ASSUMPTION OF OBLIGATIONS

It is also noted that the Company and all parties to the subscription agreement dated April 4, 2006, the shareholders’ agreement dated May 4, 2006 and the registration rights agreement dated May 4, 2006 (“Subscritpion Related Agreements”) proposed to enter into an agreement for the transfer and assumption of obligations (“Agreement for the Transfer and Assumption of Obligations”), pursuant to which China Sunergy Co., Ltd. (BVI) will assign all of its rights and transfer all of its obligations under the above Subscription Related Agreements to the Company, with the consent of all the other parties thereto. It is noted that the draft Agreement for the Transfer and Assumption of Obligations has been reviewed by the directors and the terms thereof fully discussed.

4	RESOLUTIONS

RESOLVED THAT:

(a)	the acquisition of the Sale Shares would be in the best interests and commercial benefit of the Company and such acquisition be and the same is hereby approved;

(b)	the form and substance of the Sale and Purchase Agreement, attached hereto as Exhibit A, be and is hereby approved;

(c)	any one Director of the Company (a “Director”) be and is hereby authorised to sign for and on behalf of the Company the Sale and Purchase Agreement and the share transfer forms (if necessary) for the Transfers 1 through 10;

(d)	any one Director be and is hereby authorised to sign any further documents incidental or ancillary to or in connection with each of the documents referred to above, and such further documents as he considers necessary, desirable or incidental to transactions contemplated by the Sale and Purchase Agreement;

(e)	any Director be and is hereby authorised to allot and issue as fully paid, validly issued and nonassessable, an aggregate of (i) 1,045,435 ordinary shares of US$0.01 each, (ii) 128,473 Series A Preferred Shares of US$0.01 each and (iii) 239,051 Series B Preferred Shares of US$0.01 each in the capital of the Company (the “Consideration Shares”) to the Vendors in such proportions as set out in Schedule 1, Part B of the Sale and Purchase Agreement and upon issue the holders be entered in the Company’s register of members as the holders of the said Consideration Shares;

(f)	any one Director or officer of the Company be and is hereby authorised to issue share certificates evidencing the issue of the Consideration Shares;

(g)	the form and substance of the Agreement for the Transfer and Assumption of Obligations, attached hereto as Exhibit B, be and is hereby approved;

(h)	any one Director be and is hereby authorised to sign for and on behalf of the Company the Agreement for the Transfer and Assumption of Obligations;

(i)	any one Director be and is hereby authorised to sign any further documents incidental or ancillary to or in connection with each of the documents referred to above, and such further documents as he considers necessary, desirable or incidental to transactions contemplated by the Agreement for the Transfer and Assumption of Obligations;

(j)	It is noted that pursuant to the Agreement for the Transfer and Assumption of Obligations, the board of directors of the Company shall be the same as the board of directors of China Sunergy Co., Ltd. (BVI). It is further noted that Mr. Fernando R. Vila will be designated the “Series A Director” and Mr. Mark Qiu will be designated the “Series B Director.”

It is resolved that Mr. Tingxiu Lu, Mr. Jianhua Zhao, Mr. Guangyou Yin, Mr. Fengming Zhang, Mr. Shiliang Guo, Mr. Hongjian Guo, Mr. Fernando R. Vila and Mr. Mark Qiu are appointed as directors of the Company with immediate effect.

(k)	any one Director be and is hereby authorised to approve any amendments to each of the documents referred to in this paragraph 4, such approval being conclusively evidenced by his signature on the relevant documents.

(l)	any one Director be and is hereby authorized and directed to take any and all other actions and to execute any other documents that he deems necessary or appropriate to carry out the intent of the foregoing resolutions, and all prior actions taken in connection therewith are hereby confirmed, ratified and approved.

Name:	Zhao Jianhua
Title:	Director
Date:	August 29, 2006

SCHEDULE 5

FORM OF AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION OF

CHINA SUNERGY CO., LTD. (CAYMAN)

SCHEDULE 6

FORM OF BOARD RESOLUTIONS OF CHINA SUNERGY CO., LTD. (BVI)

CHINA SUNERGY CO., LTD. (the “Company”)

(Incorporated In B.V.I.)

WRITTEN RESOLUTIONS OF ALL THE DIRECTORS OF THE COMPANY DATED 29 AUGUST 2006.

We, the undersigned, being all the directors of the Company HEREBY RESOLVE AS FOLLOWS:

1.	Disclosure of interests

It is noted that the directors declared their interests in the matters referred to herein that would require disclosure in accordance with the articles of association of the Company.

2.	Transaction Documents

It is noted that the Company proposed to enter into a sale and purchase agreement (the “Sale and Purchase Agreement”), pursuant to which the vendors of shares of the Company named therein shall transfer their shares in the Company to China Sunergy Co., Ltd. (Cayman) (“Sunergy Cayman”) in exchange for shares in Sunergy Cayman to be issued to them by Sunergy Cayman. It is noted that the draft Sale and Purchase Agreement, attached hereto as Exhibit A, has been reviewed by the directors and the terms thereof fully discussed.

It is also noted that Sunergy Cayman and all parties parties to the subscription agreement dated April 4, 2006, the shareholders’ agreement dated May 4, 2006 and the registration rights agreement dated May 4, 2006 (“Subscription Related Agreements”) proposed to enter into an agreement for the transfer and assumption of obligations (“Agreement for the Transfer and Assumption of Obligations”), pursuant to which the Company will assign all of its rights and tranfer all of its obligations under the above Subscription Related Agreements to Sunergy Cayman, with the consent of all the other parties thereto. It is noted that the draft Agreement for the Transfer and Assumption of Obligations, attached hereto as Exhibit B, has been reviewed by the directors and the terms thereof fully discussed.

The Agreement for the Transfer and Assumption of Obligations and the Sale and Purchase Agreement are herein collectively referred to as the “Agreements”.

3.	Resolutions

IT IS UNANIMOUSLY RESOLVED:

(i)	THAT the Agreements be and are hereby approved.

(ii)	THAT any Director of the Company be and is hereby authorized to give, make, sign, execute (under hand, seal or as a deed) and deliver the Agreements and all such deeds, agreements, letters, notices, certificates, acknowledgements, receipts, authorizations, instructions, releases, waivers, proxies, appointments of agents for service of process and other documents (whether of a like nature or not) (“Ancillary Documents”) as may in the sole opinion and absolute discretion of any Director be considered necessary or desirable for the purpose of compliance with any condition precedent or the coming into effect of or otherwise giving effect to, consummating or completing or procuring the performance and completion of all or any of the transactions contemplated by or referred to in any of the Agreements and to do all other such acts and things as might in the sole opinion and absolute discretion of any Director be necessary or desirable for the purposes aforesaid.

(iii)	THAT the Ancillary Documents be in such form as any Director of the Company shall in his absolute discretion and sole opinion approve, the signature of any such person on any of the Ancillary Documents being due evidence for all purposes of his approval of the terms thereof on behalf of the Company.

(iv)	THAT the Agreements and Ancillary Documents (where required to be executed as deeds, under seal or as agreements under hand by the Company) be executed by the signature thereon of any Director of the Company or in such other manner as is permitted by the Articles of Association of the Company.

(v)	THAT all the Agreements and Ancillary Documents be valid, conclusive, binding on and enforceable against the Company when executed and delivered in manner aforesaid.

(vi)	THAT each of the directors of the Company are hereby authorized and directed to take any and all other actions and to execute any other documents that they deem necessary or appropriate to carry out the intent of the foregoing resolutions, and all prior actions taken in connection therewith are hereby confirmed, ratified and approved.

(vii)	THAT in accordance with the above resolutions the register of members of the Company be updated and a share certificate or certificates be issued to Sunergy Cayman.

Dated 29 August 2006

Tingxiu Lu

Jianhua Zhao

Guangyou Yin

Fengming Zhang

Shiliang Guo

Hongjian Guo

Fernando R. Vila

Mark Qiu